Search By Headlines.com hosting agreement with Webstrike Solutions P/L

Features

20 GB bandwidth

1000 MB disk space

Your own domain (you.com)

Free technical support

Executes scripts from anywhere

24x7 FTP access

Mail control panel

Pre-installed form mail script

Active server pages (ASP)

Custom control panel

Component and extension support

JSP (Java server pages)

PHP

POP/SMTP email

Web based email

Unlimited mailboxes

Frontpage extensions

Pre-installed counter script

Perl 5 support

Free SSL secure directory

ODBC database support (Access, Foxpro, Dbase)

Full website statistics

MS SQL Server (there is an extra cost for this)

CDONTS

ASP.NET 1.1 and ASP.NET 2

Installed Scripts

Through our control panel you can, by a single click, automatically install any of the following scripts and applications on your website:

AdMentor.NET

ASP Calendar

Download Assistant

DU Download

DU Poll

FAQ Mentor

GuestBook

IGallery (image gallery)

KnowledgeBase

Mailer Free

Quick Auction

Rapid Classified

Simple Blog

Snitz Forum

WebExplorer Lite

Zen Help Desk

Why choose Windows 2003

Microsoft Windows 2003 Server is fast becoming one of the most widely used platforms for small businesses. It's stability is far greater than that of Windows 2000.

Our network

All our servers are based in the US, our main location is in California. We offer fully redundant connections through multiple tier 1 providers in a fully managed facility.

Pricing

Standard Hosting Rates in US dollars (to begin your hosting you pay only a $30 setup fee, you then make no other payments until your 12 months are completed. If you continue hosting with us for more than 12 months you will be required to pay either annual or monthly payments. You choose whether you wish to pay $84 annually or $8 monthly when you sign up with Webstrike, plus discounts if you host more than one domain with Webstrike):

If you have one account the rates are:

Setup: $30

First year: $0

Second and subsequent years: $84 annually OR $8 per month.

Plan 2 ($150): 1 Database - 50MB Disk space, Logs - 25MB Disk space

Please note if you need a domain name we charge from $12 (one year) to $91 (ten years) to purchase one and set it up on your behalf. Note that we register the domain in your name, and also name you the administrative contact.

Terms and Conditions

The Service

Webstrike provides Internet server space for it's members for a fee for the express purpose of providing http content to the general public. In addition to this our members may also receive Internet mail after taking the steps to set up the mail boxes and forwarding accounts. Users are permitted to access their web space via FTP or Frontpage to upload files for their web sites. In addition to this we may offer other services that relate to the selling for Internet server space. These services may change from time to time.

Cost and Payment for the Service

Current pricing information may be obtained from our website at http://www.webstrikesolutions.com. By accepting this agreement you agree to pay the current rate for the service as indicated on the web site. As Webstrike processes transactions in Australian dollars (note all servers are in the United States) you are likely to be charged slightly less than the advertised US rate, you agree however that any accidental overcharges will be credited to your account or refunded at your discretion. You agree that Webstrike has the right to debit the account that you use to sign up for the service until you cancel with service through the control panel, understanding that it such cancellation is immediate. You agree that if payment is not paid for any reason by your bank or credit card company, that we will contact you via your email address and you will be given 5 days to respond. You agree that after this time your account may be disabled until payment is made. You agree that any refunds to your account before or after termination whether by Webstrike or by the client will incur a $10.00 charge. You agree that if you update your card information with Webstrike a 200 cent ($2 AUD, equivalent to approx. $1.50US) pre-authorisation may be issued to your card. This is not a charge but a pre-authorisation that may show on an internet banking statement for up to 7 days. You agree that you cannot purchase 12 months free for any domain name (http://www.yourname.com) or subdomain (e.g. http://yourname.webstrikesolutions.com/) more than once.

Refunds

Webstrike will refund fees for hosting for web accounts if the account is removed from the network and written notification (email) is sent to Webstrike asking for the refund after the account has been terminated through the control panel. This is paid pro-rata and there is a $10 fee for refunds. All clients acknowledge the setup fee is non-refundable.

Use of the Service

The use of any of our servers is to be bound by the terms of this agreement, the Webstrike web site at http://www.webstrikesolutions.com, and other information that is made available to you.

You may not in the use of the service break any state local or federal laws. You agree that Webstrike may remove any information that it finds or is reported to be unlawful. You also understand that Webstrike may terminate your account if it feels that your information is unlawful. You may not in anyway send unsolicited bulk e-mail, post to news groups in way that do not conform with the rules of that group that can be traced back to our network, your website or you. By doing so you automatically terminate your service with Webstrike. You may not abuse or threaten Webstrike staff in anyway, and you may not display content from your website promoting SPAM, bulk email, illegal websites or illegal activities, abusive or hate websites.

Availability of the Service

The Internet is a complex network of equipment and for that reason the service may not be available to you at all times. Webstrike will do everything in it's power to maintain availability however a certain amount of down time can be expected. In no way shall

Webstrike be held liable for any interruption in service for any cause. Should you not be able to reach you site please contact us at support@webstrikesolutions.com to report the problem. Webstrike will repair the problem as soon as possible.

Uptime Guarantee

Throughout our history Webstrike has had well over 99.9% uptime of all services, however, If during a given month starting 1st of the month and ending on the last day of that month HTML pages on your site are unavailable for more than 0.1% of the time (approx. 45 minutes), we will credit your account pro-rata for each hour of downtime suffered during that month. Requests for credit must be in writing or via email, and include some proof of downtime (e.g. monitoring by an external site monitoring service).

Changes

The agreement and the service may change from time to time, it will be posting at www.webstrikesolutions.com or on this page 30 days before you will be bound by the new terms.

Termination

Both Webstrike and you have the right to terminate your service at any time. You can terminate your agreement with Webstrike at any time by cancelling your hosting through the control panel.

Privacy

Webstrike agrees not to provide any entity (corporate or individual) with any details about any past or present clients. This includes all contact details (e.g. emails, mailing address etc.).

Legal Action

Webstrike cannot be held liable for any content posted by clients, or any damages you, your business or any other entity suffer as a result of downtime, loss of data including emails or termination of your account for any reason whatsoever. It remains the sole responsibility of the account holder to ensure they retain a backup of any and all data including emails. Any legal action must be taken in the city of Melbourne, in the state of Victoria in the country of Australia.